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                                                                      Exhibit 23

                         Consent Of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of 1,000,000 Common Shares pertaining to The Lincoln Electric Company Employee Savings Plan of our reports (a) dated January 29, 2003, with respect to the consolidated financial statements and schedule of Lincoln Electric Holdings, Inc. included in its Annual Report (Form 10-K) and
(b) dated May 30, 2003, with respect to the financial statements and schedule of The Lincoln Electric Company Employee Savings Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP


Cleveland, Ohio
July 11, 2003